Peerless Systems Corporation Announces that its Tender Offer was Under Subscribed

EL SEGUNDO, Calif., Nov. 8, 2010 /PRNewswire/ -- Peerless Systems Corporation (Nasdaq: PRLS) announces that its tender offer, which expired at 5:00 p.m., New York City time, on November 4, 2010 was under subscribed.  The Company commenced the tender offer on October 5, 2010 to repurchase from its stockholders up to 13,846,153 shares of its common stock at a price of $3.25 per share.  The offer price represented a premium to the market price of the common stock, which closed at $2.84 per share on the Nasdaq Capital Market on the date prior to the announcement of the offer.

Only 13,217,689 of the approximately 16.6 million eligible shares were tendered in the offer, representing less than the 13,846,153 shares that Peerless offered to purchase.  Since the tender offer was under subscribed, no proration is required and all shares properly tendered and not withdrawn will be accepted for purchase.

"Despite the fact that stockholders were given the opportunity to sell their shares at a premium, the offer was under subscribed.  By continuing to hold their shares, we believe that stockholders expressed their confidence in management's ability to increase stockholder value," said Timothy E. Brog, Chairman and Chief Executive Officer of Peerless.

Of the total shares tendered, 43,219 shares were tendered pursuant to the guaranteed delivery procedure described in our Offer to Purchase.  Tenders made pursuant to the guaranteed delivery procedure will be accepted upon receipt of the related stock certificates or confirmation of book entry transfer, along with any other required documentation within three business days after the notice of guaranteed delivery was delivered to the depositary.

Following the completion of the offer, directors and officers of Peerless will continue to retain approximately one million shares in the aggregate.

Peerless will promptly pay for the accepted shares of common stock at a price of $3.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest, at a total cost of approximately $43.0 million.

Following the completion of the tender offer, the Company will have approximately 3.4 million shares of common stock outstanding.

"We are pleased that our actions, initiatives, and investments over the past two years have increased stockholder value and that we provided liquidity to our stockholders through the tender offer.  We now look forward to continuing to use our resources to deliver additional value to all of our remaining stockholders," said Timothy E. Brog, Chairman and Chief Executive Officer of the Company.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera Mita Corporation.  Peerless retains the rights to continue licensing these technologies to customers in the digital document markets.  Peerless intends to use its cash on hand to explore opportunities that it believes will enhance stockholder value.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the Company's ability to find one or more suitable investment opportunities and to successfully complete any such investment, the Company's current licensing business, and the effects of the Company's downsizing.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K and the section entitled "Forward Looking Statements" in the Offer to Purchase.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

CONTACT:  William R. Neil, Chief Financial Officer of Peerless Systems Corporation, +1-310-536-0908 ex 3146